Exhibit 10.10 ___
BANK1ONE

A Division of JPMorgan Chase Bank, N.A.	Notice of Final Agreement
Dated as of June 3, 2005
To: U.S. Global Investors, Inc. (collectively, whether one or more, the “Borrower”)
As of the effective date of this Notice, the Borrower and JPMorgan Chase Bank, N.A., (the “Bank”) have consummated a transaction pursuant to which the Bank has agreed to make a loan or loans to the Borrower, to renew and extend an existing loan or loans to the Borrower and/or to otherwise extend credit or make financial accommodations to or for the benefit of the Borrower, in an aggregate amount up to $1,000,000.00 (collectively, whether one or more, the “Loan”).
In connection with the Loan, the Borrower and the Bank and the undersigned guarantors and other obligors, if any (collectively, whether one or more, the “Other Obligors”) have executed and delivered and may hereafter execute and deliver certain agreements, instruments and documents (collectively hereinafter referred to as the “Written Loan Agreement”).
It is the intention of the Borrower, the Bank and the Other Obligors that this Notice be incorporated by reference into each of the written agreements, instruments and documents comprising the Written Loan Agreement. The Borrower, the Bank and the Other Obligors each warrants and represents that the entire agreement made and existing by or among the Borrower, the Bank and the Other Obligors with respect to the Loan is and shall be contained within the Written Loan Agreement, as amended and supplemented hereby, and that no agreements or promises exist or shall exist by or among the Borrower, the Bank and the Other Obligors that are not reflected in the Written Loan Agreement.
THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

JPMorgan Chase Bank, N.A.

By: /s/ John L. Dochendorf II.

John L. Dochendorf II, Vice President

Printed Name Title

Date Signed: 6/17/05

ACKNOWLEDGED AND AGREED:
BORROWER:

U.S. Global Investors, Inc.

By: /s/ Frank E. Holmes

Frank E. Holmes, CEO
Printed Name Title

OTHER OBLIGORS

BANK1ONE

A Division of JPMorgan Chase Bank, N.A.	Continuing Security Agreement
Dated as of June 3, 2005
Grant of Security Interest. U.S. Global Investors, Inc. (the “Borrower”) grants to JPMorgan Chase Bank, N.A., whose address is 1020 NE Loop 410, San Antonio, TX 78209, on behalf of itself and its successors and assigns (the “Bank”), as secured party, a continuing security interest in all of the Collateral (as hereinafter defined) to secure the payment and performance of the Liabilities.
The term “Liabilities” means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, JPMorgan Chase & Co., and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
The term “Collateral” means all of the Borrower’s “accounts”; “chattel paper”; “general intangibles” and any right to a refund of taxes paid at any time to any governmental entity; “instruments”; all as defined in the UCC, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located. In addition, the term “Collateral” includes all “proceeds”, “products” and “supporting obligations” (as such terms are defined in the UCC) of the Collateral, including but not limited to all stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, accounts, chattel paper, “instruments,” “investment property,” and “general intangibles” (as such terms are defined in the UCC) arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Borrower, and all insurance claims relating to any of the Collateral. The term “Collateral” further includes all of the Borrower’s right, title and interest in and to all books, records and data relating to the Collateral, regardless of the form of media containing such information or data, and all software necessary or desirable to use any of the Collateral or to access, retrieve, or process any of such information or data. Where the Collateral is in the possession of the Bank or the Bank’s agent, the Borrower agrees to deliver to the Bank any property that represents an increase in the Collateral or profits or proceeds of the Collateral.
The term “UCC” means the Uniform Commercial Code of Texas, as in effect from time to time.
Representations, Warranties and Covenants. The Borrower represents and warrants to, and covenants and agrees with the Bank that:
1.	At its own expense, it shall maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such deductibles and with such companies as may be satisfactory to the Bank. Each insurance policy on the Collateral shall contain a lender’s loss payable endorsement satisfactory to the Bank and a prohibition against cancellation or amendment of the policy or removal of the Bank as loss payee without at least thirty (30) days prior written notice to the Bank. In all events, the amounts of such insurance coverages on the Collateral shall be in such minimum amounts that the Borrower will not be deemed a co-insurer. The policies on the Collateral, or certificates evidencing them, shall, if the Bank so requests, be deposited with the Bank.
2.	It shall permit the Bank, at the Borrower’s expense, to inspect and examine the Collateral and to check and test the same as to quality, quantity, value, and condition.
3.	It shall maintain the Collateral in good repair; use the Collateral in accordance with law and in compliance with any policy of insurance thereon; and exhibit the Collateral to the Bank on demand.

4.	Until the Bank gives notice to the Borrower to the contrary or until the Borrower is in default, it may use the funds collected in its business. Upon notice from the Bank or upon default, the Borrower agrees that all sums of money it receives on account of or in payment or settlement of the accounts, chattel paper, general intangibles and instruments shall be held by it as trustee for the Bank without commingling with any of the Borrower’s other funds, and shall immediately be delivered to the Bank with endorsement to the Bank’s order of any check or similar instrument. It is agreed that, at any time the Bank so elects, the Bank shall be entitled, in its own name or in the name of the Borrower or otherwise, but at the expense and cost of the Borrower, to collect, demand, receive, sue for or compromise any and all accounts, chattel paper, general intangibles, and instruments, and to give good and sufficient releases, to endorse any checks, drafts or other orders for the payment of money payable to the Borrower and, in the Bank’s discretion, to file any claims or take any action or proceeding which the Bank may deem necessary or advisable. It is expressly understood and agreed, however, that the Bank shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to the Bank or to which the Bank may be entitled at any time or times. All notices required in this paragraph will be immediately effective when sent. Such notices need not be given prior to the Bank’s taking action. The Borrower appoints the Bank or the Bank’s designee as the Borrower’s attorney-in-fact to do all things with reference to the Collateral as provided for in this agreement including without limitation (1) to sign the Borrower’s name on any invoice or bill of lading relating to any Collateral, on assignments and verifications of account and on notices to the Borrower’s customers, and (2) to do all things necessary to carry out this agreement, (3) to notify the post office authorities to change the Borrower’s mailing address to one designated by the Bank, and (4) to receive, open and dispose of mail addressed to the Borrower. The Borrower ratifies and approves all acts of the Bank as attorney-in-fact. The Bank shall not be liable for any act or omission, nor any error of judgment or mistake of fact or law, but only for its gross negligence or willful misconduct. This power being coupled with an interest is irrevocable until all of the Liabilities have been fully satisfied. Immediately upon its receipt of any Collateral evidenced by an agreement, “instrument,” “chattel paper,” certificated “security” or “document” (as such terms are defined in the UCC) (collectively, “Special Collateral”), it shall mark the Special Collateral to show that it is subject to the Bank’s security interest and shall deliver the original to the Bank together with appropriate endorsements and other specific evidence of assignment in form and substance satisfactory to the Bank.
5.	It will not, sell, lease, license or offer to sell, lease, license, grant as security to anyone other than the Bank, or otherwise transfer the Collateral or any rights in or to the Collateral, without the written consent of the Bank, except in the ordinary course of business; or change the location of the Collateral from the locations of the Collateral disclosed to the Bank, without providing at least ten (10) days prior written notice to the Bank.
6.	No financing statement covering all or any part of the Collateral or any proceeds is on file in any public office, unless the Bank has approved that filing.
7.	When the Collateral is located at, used in or attached to a facility leased by the Borrower, the Borrower will, at the request of the Bank, obtain from the lessor a consent to the granting of this security interest and a release or subordination of the lessor’s interest in any of the Collateral, in form acceptable to the Bank.
Remedies Regarding Collateral. The Bank shall have the right to require the Borrower to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, the right to take possession of the Collateral with or without demand and with or without process of law, and the right to sell and dispose of it and distribute the proceeds according to law. The Borrower agrees that upon default the Bank may dispose of any of the Collateral in its then present condition, that the Bank has no duty to repair or clean the Collateral prior to sale, and that the disposal of the Collateral in its present condition or without repair or clean-up shall not affect the commercial reasonableness of such sale or disposition. The Bank’s compliance with any applicable state or federal law requirements in connection with the disposition of the Collateral will not adversely affect the commercial reasonableness of any sale of the Collateral. The Bank may disclaim warranties of title, possession, quiet enjoyment, and the like, and the Borrower agrees that any such action shall not affect the commercial reasonableness of the sale. In connection with the right of the Bank to take possession of the Collateral, the Bank may take possession of any other items of property in or on the Collateral at the time of taking possession, and hold them for the Borrower without liability on the part of the Bank. The Borrower expressly agrees that the Bank may enter upon the premises where the Collateral is believed to be located without any obligation of payment to the Borrower, and that the Bank may, without cost, use any and all of the Borrower’s “equipment” (as defined in the UCC) in the manufacturing or processing of any “inventory” (as defined in the UCC) or in growing, raising, cultivating, caring for, harvesting, loading and transporting of any of the Collateral that constitutes “farm products” (as defined in the UCC). If there is any statutory requirement for notice, that requirement shall be met if the Bank sends notice to the Borrower at least ten (10) days prior to the date of sale, disposition or other event giving rise to the required notice, and such notice shall be deemed commercially reasonable. Without limiting any other remedy, the Borrower is liable for any deficiency remaining after disposition of the Collateral. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person or business entity, with or without designating the capacity of that nominee. At its option the Bank may, but shall be under no duty or obligation to, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and pay for the maintenance and preservation of the Collateral, and the Borrower agrees to reimburse the Bank on demand for any such payment made or expense incurred by the Bank with interest at the highest rate at which interest may accrue under any of the instruments evidencing the Liabilities. The Borrower authorizes the Bank to endorse on the Borrower’s behalf and to negotiate drafts reflecting proceeds of insurance of the Collateral, provided that the Bank shall remit to the Borrower such surplus, if any, as remains after the proceeds have been applied, at the Bank’s option, to the satisfaction of all of the Liabilities (in such order of application as the Bank may elect) or to the establishment of a cash collateral account for the Liabilities. The Bank shall have the right now, and at any time in the future in its sole and absolute discretion, without notice to the Borrower to (a) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or similar document against any owner of the Collateral and (b) prepare, file and sign the Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral.
Miscellaneous. A carbon, photographic or other reproduction of this agreement is sufficient as, and can be filed as, a financing statement. Additionally, the Borrower authorizes the Bank to file one or more financing statements containing the collateral description “All of the Borrower’s assets whether now owned or hereafter acquired.” or such lesser amount of assets as the Bank may determine, or the Bank may, at its option, file financing statements containing any collateral description which reasonably describes the Collateral, and the Borrower will pay the cost of filing them in all public offices where filing is deemed by the Bank to be necessary or desirable. In addition, the Borrower shall execute and deliver, or cause to be executed and delivered, such other documents as the Bank may from time to time request to perfect or to further evidence the security interest created in the Collateral by this agreement. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. This agreement constitutes an amendment and a restatement of that certain Security Agreement dated February 1, 2001 (the “Prior Security Agreement”) executed by the Borrower in favor of the Bank in its entirety. The lien and security interest granted under the Prior Security Agreement continues and subsists under this agreement.

Borrower:

U.S. Global Investors, Inc.

By: /s/	Frank E. Holmes

Frank E. Holmes, CEO

Printed Name Title

Date Signed: 6/17/05

BANK1ONE

A Division of JPMorgan Chase Bank, N.A.	Line of Credit Note

$1,000,000.00
Date: June 3, 2005
Due: February 1, 2007
Promise to Pay. On or before February 1, 2007, for value received, U.S. Global Investors, Inc. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 1020 NE Loop 410, San Antonio, TX 78209 (the “Bank”) or order, in lawful money of the United States of America, the sum of One Million and 00/100 Dollars ($1,000,000.00) or such lesser sum as is indicated on Bank records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of 0% per annum above the Prime Rate (the “Note Rate”), and at the rate of 3.00% per annum above the Note Rate, at the Bank’s option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank. In this Note, “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent (which rate is not necessarily the lowest rate charged to any customer), changing when and as the prime rate changes.
In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.
Interest will be computed on unpaid principal balance from the date of each borrowing.
Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing July 1, 2005.
The Borrower will pay, without setoff, deduction, or counterclaim, the Bank at the Bank’s address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. The term “Business Day” in this Note means a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.
Late Fee. If any payment is not received by the Bank within ten (10) days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the greater of: (a) five percent (5.00%) of the past due amount or (b) Twenty Five and 00/100 Dollars ($25.00), up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge.
Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest of maturity, the occurrence of any default, or the occurrence of any event that would constitute a default but for the giving of notice or the lapse of time or both until the end of any grace or cure period, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.
Renewal and Extension. This Note is given in replacement, renewal and/or extension of, but not extinguishing the indebtedness evidenced by, that Promissory Note (Revolving Credit Note) dated February 1, 2003 executed by the Borrower in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00), including previous renewals or modifications thereof, if any (the “Prior Note”), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. If applicable, all Collateral continues to secure the payment of this Note and the Liabilities. The provisions of this Note are effective on February 1,2005.
Usury. The Bank does not intend to charge, collect or receive any interest that would exceed the maximum rate allowed by law. If the effect of any applicable law is to render usurious any amount called for under this Note or the other Related Documents, or if any amount is charged or received with respect to this Note, or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of that permitted by law, then all excess amounts collected by the Bank shall be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other

Related Documents have been paid in full, refunded to the Borrower), and the provisions of this Note and the other Related Documents immediately shall be deemed reformed and the amounts thereafter collectable reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law. All sums paid, or agreed to be paid, by the Borrower for the use, forbearance, or detention of money under this Note or the other Related Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent federal law permits the Bank to contract for, charge or receive a greater amount of interest, the Bank will rely on federal law instead of the Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in Chapter 303 is the applicable ceiling.
Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is issued pursuant and entitled to the benefits of that certain Credit Agreement by and between the Borrower and the Bank, dated May 6, 2005, and all replacements thereof (the “Credit Agreement”) to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower:

U.S. Global Investors, Inc.
Address:	7900 Callaghan Road
	San Antonio, TX 78229	By: /s/ Frank E. Holmes

Frank E. Holmes, CEO

Printed Name Title

Date Signed: 6/17/05

BANK1ONE

A Division of JPMorgan Chase Bank, N.A.	Resolution of Board of Directors
(Resolution to Borrow)
By
U.S. Global Investors, Inc.,
A Texas corporation (the “Corporation”).
Dated: June 3, 2005
The Corporation desires to engage in financial transactions from time to time with JPMorgan Chase Bank, N.A., and its successors and assigns (the “Bank”); and
The Corporation desires to authorize certain of its officers to engage in these transactions for the Corporation; and
The Corporation desires to ratify all past transactions and eliminate the necessity of presenting separate individual resolutions to the Bank in the future; and
The Corporation has found that the transactions authorized by the resolutions are or will be in the Corporation’s interest and to its financial benefit.
Resolved: That any                      [if this blank is not completed then those authorized herein can act singly on behalf of the Corporation] of the following named officers, of this Corporation whose actual signatures are shown below:

Title	Printed Name	Signature

Chief Executive Officer	Frank E. Holmes	/s/ Frank E. Holmes
are authorized from time to time for the Corporation to enter into any agreements of any nature with the Bank, and those agreements will bind the Corporation. Specifically, but without limitation, the authorized person is authorized, empowered, and directed to do the following for and on behalf of the Corporation:
1.	Borrow and incur any indebtedness, negotiate and procure loans, lines of credit, letters of credit, discounts, and any other credit or financial accommodations from the Bank in any form and in any amount and on any terms as may be agreed upon between the Corporation and the Bank.
2.	Subordinate, in all respects, any and all present and future indebtedness, obligations, liabilities, claims, rights, demands, notes and leases, of any kind which may be owed, now or hereafter, from any person or entity to the Corporation to all present and future indebtedness, obligations, liabilities, claims, rights and demands of any kind which may be owed, now or hereafter, from such person or entity to the Bank (“Subordinated Indebtedness”), together with subordination by the Corporation of any and all security interests, liens and mortgages, of any kind, whether now existing or hereafter acquired, securing payment of the Subordinated Indebtedness, all on such terms as may be agreed upon between the Corporation’s officers and the Bank and in such amounts as in his or her judgment should be subordinated.
3.	Mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to the Bank any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation, all real property and all personal property, tangible or intangible, of the Corporation, as security for the payment of any credits, loans, or other financial accommodations so obtained by the Corporation or any promissory notes so executed, including any amendments to or modifications, renewals, and extensions of such promissory notes, or any other or further indebtedness of the Corporation, however the same may be evidenced. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated, or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered.

4.	Lease personal property as lessee and elect as to tax credit and depreciation deductions.

5.	Sell, assign, pledge or transfer all or any present or future stocks or securities registered in the Corporation’s name.

6.	Enter into any agreement for any rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency swap transaction, currency option or any other similar transaction, including any option with respect to any of these transactions, or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

7.	Draw, endorse, and discount with the Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either receive cash for the same or cause such proceeds to be credited to the Corporation’s account with the Bank, or cause such other disposition of the proceeds derived therefrom as he or she may deem advisable.

8.	Sign and deliver to the Bank, promissory notes or notes, drafts, acceptances, guaranties, subordination agreements, assignments, applications and reimbursement agreements for letters of credit, security agreements, financing statements, mortgages, deeds of trust, pledges, hypothecations, transfers, leases and any other instrument or document deemed necessary or required to carry out the authority contained in this resolution, and any one or more renewals, extensions, modifications, refinancings, consolidations or substitutions of any of the foregoing.

9.	In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances under such lines.

10.	Negotiate, consent to, and sign any instrument, writing, document or other agreement with the Bank containing a provision or provisions for waiver of the right to a trial before a jury; provisions for resolution of any and all disputes, claims, actions, issues, complaints, suits, or controversies, of any kind or nature, by arbitration; and provisions for cognovit, and confession of judgment and warrant of attorney for any indebtedness, or for any guaranty of indebtedness of the Company to the Bank.

11.	Do and perform such other acts and things, pay any and all fees and costs, and execute and deliver such other documents and agreements as any authorized officer of the Corporation may in his or her discretion deem reasonably necessary or proper to carry into effect the provisions of this resolution.
Further Resolved: The Corporation authorizes any one of the persons authorized above or any other person designated in writing by any of those persons to pay the proceeds of any action taken pursuant to these resolutions in the manner directed by any of the persons authorized to act, including (but not in limitation) directing the payment of such proceeds: (i) to any deposit or loan account of the Corporation; (ii) to the order of any of such persons in an individual capacity; or (iii) to the individual credit of any such person or the individual credit of any other person; and further to direct the payment from any of the Corporation’s accounts in satisfaction of any of its obligations. These requests or authorizations may be made by telephone, facsimile, or any other means of communication. The Bank is released from any liability for following the instructions that the Bank believes in good faith to have been given by a person authorized to act under this resolution.
Further Resolved: The authority given is retroactive, and any acts referred to which were performed prior to the adoption of these resolutions are ratified and affirmed. This resolution shall be continuing, shall remain in full force and effect, and the Bank may rely on it until written notice of its revocation shall have been delivered to and received by the Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given. The Corporation does indemnify and hold harmless the Bank from any loss or damage incurred by the Bank by acting in reliance upon this resolution.
Further Resolved: The Corporation will notify the Bank prior to any (i) change in the Corporation’s name; (ii) change in the Corporation’s assumed business name(s); (iii) change in the management of the Corporation; (iv) change in the authorized signers; (v) change in the Corporation’s chief executive office address; (vi) change in the jurisdiction under which the Corporation’s business organization is formed or organized; (vii) conversion of the Corporation to a new or different type of business entity; or (viii) change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and the Bank. No change in the Corporation’s name will take effect until after the Bank has been notified.

I Certify that I am the duly elected and qualified Secretary, Assistant Secretary or President of the Corporation and the keeper of the records and the corporate seal of the Corporation, and that the above is a true and correct copy of resolutions duly adopted at a meeting of the Board of Directors of the Corporation held in accordance with its by-laws, or by a legally effective instrument of action in lieu of a meeting, and that they are in full force and effect. This resolution now stands of record on the books of the Corporation, and has not been modified or revoked in any manner whatsoever.
I Further Certify that the individuals whose signatures appear above have been duly elected and are presently the incumbents of the offices set next to their respective signatures, and that the signatures are the genuine original signatures of each respectively.
I Further Certify that all statements and representations made in this resolution are true and correct.

/s/ Laura Bogert

(Signature)

Laura Bogert

(Printed Name)

Secretary

(Title)

6/28/05

(Date Signed)
Complete this section only if the person certifying this resolution by signature and with the title stated above is the only officer of the Corporation authorized to act on its behalf. In such case, complete this section by the signature of a different officer or director of the Corporation.
The undersigned as an officer or director of the Corporation hereby acknowledges the authority of the person certifying this resolution by the signature and title stated above to act alone for and on behalf of the Corporation as described in this resolution.

(Signature)

(Printed Name)

(Title)

(Date Signed)
Complete this section only if the Corporation is organized with only one Officer-Director. As permitted by law of the state of incorporation, there are no other individuals who are either officers or directors.

(Signature)

(Printed Name)

(Title)

(Date Signed)

BANK1ONE

A Division of JPMorgan Chase Bank, N.A.	Credit Agreement
This agreement dated as of June 3, 2005 between JPMorgan Chase Bank, N.A., and its successors and assigns, (the “Bank”), whose address is 1020 NE Loop 410, San Antonio, TX 78209, and U.S. Global Investors, Inc. (the “Borrower”), whose address is 7900 Callaghan Road, San Antonio, TX 78229.
1. Credit Facilities.
1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $1,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications or extensions thereof. The proceeds of Facility A shall be used for the following purpose: Support Accounts Receivable.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee on the average daily unused portion of Facility A at a rate of 0.35% per annum, payable in arrears within ten (10) days of the end of each calendar quarter for which the fee is owing.

1.3	Borrowing Base. The aggregate principal amount of advances outstanding at any one time under Facility A (the “Aggregate Outstanding Amount”) shall not exceed the Borrowing Base or the maximum principal amount then available under the Line of Credit Note (and any renewals, modifications or extensions thereof) evidencing Facility A, whichever is less (the “Maximum Available Amount”). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. “Borrowing Base” means the aggregate of:
A.	80% of the book value of all Eligible Accounts;

B.	100% of the aggregate amount of all Eligible Cash;

C.	80% of the aggregate current market value of all Eligible Major Exchange Traded Securities; and

D.	85% of the aggregate current market value of Eligible U.S. Government Securities.
1.4	Condition to Certain Advances. Notwithstanding in other provision of this agreement or the Notes, it shall be a condition precedent to any advance under Facility A which is based in whole or in part upon Eligible Cash. Eligible Major Exchange Traded Securities, and/or Eligible U.S. Government Securities, that Borrower shall have presented its request for such advance to Bank not less than three (3) business days prior to the date of such advance, and that Borrower shall have executed such documentation, including a Reg. U Purpose Statement, as shall be required by Bank.
2.	Definitions. As used in this agreement, the following terms have the following respective meanings:
2.1	“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1.

2.2	“Liabilities” means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, JPMorgan Chase & Co., and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.3	“Notes” means all promissory notes, instruments and/or contracts evidencing the terms and conditions of any of the Credit Facilities.

2.4	“Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Bank).

2.5	“Account Debtor” means the person or entity obligated upon an Account.

2.6	“Affiliate” means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any subsidiary of the Borrower.

2.7	“Eligible Accounts” means, at any time, all of the Borrower’s Accounts which contain selling terms and conditions acceptable to the Bank, are payable on ordinary trade terms, and are not evidenced by a promissory note or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) which are not owned by the Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties, except the Bank; (2) with respect to which the Account Debtor is an employee or agent of the Borrower; (3) with respect to which the Account Debtor is affiliated with or related to the Borrower; (4) with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional; (5) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Bank; (6) subject to the U.S. Office of Foreign Asset Control Special Designated Nationals and Blocked Person’s List, or with respect to which the Account Debtor is otherwise a person or entity with whom the Borrower or the Bank is prohibited from doing business by any applicable law, regulation, executive order or other legal directive; (7) which are not payable in U.S. Dollars; (8) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; (9) which are subject to dispute, counterclaim, withholding, defense, or setoff; (10) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; (11) which constitute retainage, or are bonded Accounts; (12) with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory; (13) of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (14) with respect to which the Account Debtor is the United States government or any department or agency of the United States; and (15) which have not been paid in full within ninety (90) days from the invoice date.

2.8	“Eligible Major Exchange Traded Security” means, at any time, any stock owned by Borrower which is not JPMorgan Chase & Co. stock, and which is listed and traded at a price per share of not less than $10 on the New York Stock Exchange, the NASDAQ, or the AMEX, and the shares of any mutual fund and/or unit investment trust owned by Borrower which is not a JPMorgan Chase & Co. mutual fund, that invests solely in stocks which are listed and traded on the New York Stock Exchange, the NASDAQ, or the AMEX ,in which the Bank has a perfected first priority security interest.

2.9	“Eligible Cash” means, at any time, the aggregate of the balances of Borrower’s savings and certificate of deposit accounts at Bank upon which Bank has a perfected first priority security interest.

2.10	“Eligible U.S. Government Securities” means, at any time, U.S. Government and U.S. Government Agency securities owned by Borrower, and the shares of any mutual fund and/or unit investment trust owned by Borrower which invests solely in the foregoing, in which Bank has a perfected first priority security interest.

2.11	“Intangible Assets” means the aggregate amount of: (1) all assets classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) Affiliates, officers, directors, employees or shareholders of the Borrower or (ii) any person or entity if such loan, advance, investment or receivable is outside the Borrower’s normal course of business.

2.12	“Tangible Net Worth” means total assets less the sum of Intangible Assets and total liabilities.

2.13	“Related Documents” means all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, or any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.
3.	Affirmative Covenants. The Borrower shall:
3.1	Insurance. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

3.2	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged to insure payment.

3.3	Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

3.4	Inspection. Permit the Bank, its assigns or agents, at such times and at such intervals as the Bank may reasonably require: (1) to inspect, examine, audit and copy the Borrower’s business records, and to discuss the Borrower’s business, operations, and financial condition with the Borrower’s officers and accountants; (2) to inspect the Borrower’s business operations and sites; (3) to perform audits or other inspections of any collateral securing any of the Liabilities, including records and other documents relating to that collateral and the Borrower shall promptly compensate the Bank for all costs and expenses associated with any such inspection or audit (including in-house costs and expenses charged within the Bank for such inspection or audit) after receiving the Bank’s invoice(s) therefor; and (4) at the Borrower’s expense, to confirm with Account Debtors the accuracy of Accounts.

3.5	Financial Reports. Furnish to the Bank whatever information, books and records the Bank may from time to time reasonably request, including at a minimum:
A. Within forty-five (45) days after each quarterly period, publicly traded 10-Q reports.
B. Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, a detailed financial statement including a balance sheet and statements of income, cash flow and retained earnings, such financial statement, to be audited by an independent certified public accountant of recognized standing acceptable to the Bank in the Bank’s sole discretion.
C. A list of accounts receivable, aged from date of invoice and certified as correct by one of its authorized agents, with each request of an advance under Facility A and within forty-five (45) days after and as of the end of each calendar month during which there is a balance outstanding under Facility A.
D. A borrowing base certificate, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request, with each request of an advance under Facility A and within forty-five (45) days after and as of the end of each calendar month during which there is a balance outstanding under Facility A.
3.6	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially affect the financial condition of the Borrower; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; (4) any additions to or changes in the locations of the Borrower’s businesses; and (5) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

3.7	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party.

3.8	Title to Assets and Property. Maintain good and marketable title to all of the Borrower’s assets and properties, and defend such assets and properties against all claims and demands of all persons at any time claiming any interest in them.

3.9	Additional Assurances. Make, execute and deliver to the Bank such other agreements as the Bank may reasonably request to evidence the Credit Facilities and to perfect any security interests.

3.10	Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, incompliance with all applicable requirements of law and regulations.

3.11	Banking Relationship. Maintain its primary banking depository and disbursement relationship with the Bank and establish such accounts and maintain balances therein with the Bank sufficient to cover the cost of all the Bank’s services provided; provided, however, that nothing herein shall require the Borrower to keep and maintain a specific minimum balance in such accounts.

3.12	Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each fiscal quarter, with a certificate executed by the Borrower’s chief financial officer, or other officer or a person acceptable to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement.

3.13	Brokerage Accounts. Maintain all Eligible Major Exchange Traded Securities and Eligible U.S. Government Securities in either safekeeping accounts with Bank or brokerage accounts with an affiliate of JPMorgan Chase &Co.

4.	Negative Covenants.
4.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

4.2	Without the written consent of the Bank, the Borrower will not:
A. Sale of Shares. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire those shares or securities.
B. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, and (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities.
C. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.
D. Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities.
E. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1.
F. Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any person providing for the leasing by the Borrower or any subsidiary of real or personal property which has been sold or transferred by the Borrower or subsidiary to such person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.
G. Limitation on Negative Pledge Clauses. Enter into any agreement with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.
H. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under this agreement.
I. Current Ratio. Permit as of each fiscal quarter end, its ratio of current assets to current liabilities to be less than 2.00 to 1.00.
J. Leverage Ratio. Permit as of each fiscal quarter end, its ratio of total liabilities to Tangible Net Worth to be greater than 0.75 to 1.00.
K. Liquidity. Permit at any time its total of cash, marketable securities and accounts receivable (net of reserves), to be less than $1,000,000.00.

L. Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
5.	Representations.
5.1	Representations by the Borrower. The Borrower represents and warrants to the Bank that: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this agreement is its exact name as it appears in its organizational documents, as amended, including any trust documents, (c) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (d) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (h) the Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (j) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (k) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, (1) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose, if the Borrower is other than a natural person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs; and (m) with respect to the Borrowing Base, (i) each asset represented by the Borrower to be eligible for Borrowing Base purposes of this agreement conforms to the eligibility definitions set forth in this agreement (ii) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (iii) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in the Borrower’s physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (iv) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; and (v) each asset is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party without the Bank’s prior written consent, and in such event, the Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to the Bank, warehouseman receipts in the Bank’s name evidencing the storage of the assets.

5.2	Continuing Representations. Each request for an advance or conversion or continuation of an advance under any of the Credit Facilities shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this agreement shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties are stated to expressly relate solely to an earlier date.
6.	Default/Remedies.
6.1	Events of Default/Acceleration. If any of the following events occurs the Notes shall become due immediately, without notice, at the Bank’s option, and the Borrower hereby waives notice of intent to accelerate maturity of the Notes and notice of acceleration of the Notes upon any of the following events:
A. The Borrower, or any guarantor of the Notes (the “Guarantor”), fails to pay when due any amount payable under the Notes, under any of the Liabilities, or under any agreement or instrument evidencing debt to any creditor.
B. The Borrower or any Guarantor (1) fails to observe or perform any other term of the Notes; (2) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (3) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (4)defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Notes) and the effect of such default will allow the creditor to declare the debt due before its maturity.
C. In the event (1) there is a default under the terms of any Related Document, (2) any guaranty of the loan evidenced by the Notes is terminated or becomes unenforceable in whole or in part, (3) any Guarantor fails to promptly perform under its guaranty, or (4) the Borrower fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower and JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors.
D. There is any loss, theft, damage, or destruction of any collateral securing the Credit Facilities not covered by insurance.
E. A “reportable event” (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower.
F. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due.
G. The Borrower or any Guarantor (1) makes an assignment for the benefit of creditors; (2) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (3) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.
H. A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent.
I. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower or the Guarantor consents to the commencement of those proceedings.
J. Any judgment exceeding $50,000.00 is entered against the Borrower or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantor.
K. The Borrower or any Guarantor dies, or a guardian or conservator is appointed for the Borrower or any Guarantor or all or any portion of the Borrower’s assets, any Guarantor’s assets, or the Collateral.

L. The Borrower or any Guarantor, without the Bank’s written consent (1) is dissolved, (2) merges or consolidates with any third party, (3) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business, (4) leases, purchases, or otherwise acquires a material part of the assets of any other business entity, except in the ordinary course of its business, or (5) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor).
6.2	Cure Periods. Except as expressly provided to the contrary in the Notes or any of the Related Documents, no condition, event or occurrence shall constitute the occurrence of a default under the Notes, of a default under any of the Liabilities or of a default under any of the Related Documents unless: (a) the Bank has notified the Borrower of such condition, event or occurrence in writing (a “Default Notice”); and (b) such condition, event, or occurrence has not been fully cured (i) within five (5) days after the Borrower’s receipt of a Default Notice, if the condition, event or occurrence giving rise to such Default Notice can be cured by the payment of money, or (ii) within thirty (30) days after the Borrower’s receipt of a Default Notice, if the condition, event or occurrence giving rise to such Default Notice is of a nature that it can be cured only by the means other than payment of money.

Provided, however, that the Borrower shall have no notice and cure rights under this section if: (a) the condition, event or occurrence giving rise to the occurrence of a default under the Notes, of a default under the Liabilities or of a default under the Related Documents (i) is a condition, event or occurrence described in any of clauses C(2), (F), (G), (H), (I), (K) or (L) of the section captioned Events of Default/Acceleration section above or (ii) constitutes a breach of any covenant in any Related Document prohibiting the sale or transfer of (1) any assets of any Borrower, Mortgagor, Pledgor, Debtor, Assignor, Trustor or any similar pledging or borrowing party or (2) any of the Collateral; or (b) the Borrower, during the twelve (12) month period immediately preceding any Default Notice, has been given either (i) any other Default Notice covering the same condition, event or occurrence or (ii) three (3) or more other Default Notices of any nature.

6.3	Remedies.
A. Generally. If any of the Liabilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of any agreement related to any of the Liabilities, then the Bank shall have the rights and remedies provided by law or this agreement. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the collection of the Notes, or in connection with the enforcement or preservation of rights under this agreement, or any amendment, supplement, or modification thereto, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.
B. Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities of the Borrower. This right of setoff may be exercised at any time and from time to time, and without prior notice to the Borrower. This security interest and right of setoff may be enforced or exercised by the Bank regardless of whether or not the Bank has made any demand under this paragraph or whether the Liabilities are contingent, matured, or unmatured. Any delay, neglect or conduct by the Bank in exercising its rights under this paragraph will not be a waiver of the right to exercise this right of setoff or enforce this security interest. The rights of the Bank under this paragraph are in addition to other rights the Bank may have in the Related Documents or by law. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust or other Deposits in which a security interest would be prohibited by law); (b) the term “Securities and Other Property” means any and all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower.

7.	Miscellaneous.
7.1	Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

7.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

7.3	Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

7.4	Governing Law and Venue. This agreement is delivered in the State of Texas and governed by Texas law (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Texas, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Texas is not a convenient forum or the proper venue for any such suit, action or proceeding.

7.5	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

7.6	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower’s indebtedness to the Bank shall be paid in full.

7.7	Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

7.8	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank and JPMorgan Chase &Co., or any of its subsidiaries or affiliates or their successors, and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and all obligations, claims, liabilities, losses, damages, penalties, fines, forfeitures, actions, judgments, suits, costs, expenses and disbursements of any kind or nature (including, without limitation, any Indemnified Person’s attorneys’ fees)(collectively, the “Claims”) which may be imposed upon, incurred by or assessed against any Indemnified Person(whether or not caused by any Indemnified Person’s sole, concurrent, or contributory negligence) arising out of or relating to this agreement; the exercise of the rights and remedies granted under this agreement (including, without limitation, the enforcement of this agreement and the defense of any Indemnified Person’s action or inaction in connection with this agreement); and in connection with the Borrower’s failure to perform all of the Borrower’s obligations under this agreement, except to the limited extent that the Claims against any such Indemnified Person are proximately caused by such Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this section shall survive the termination of this agreement and shall extend to and continue to benefit each individual or entity who is or has at any time been an Indemnified Person. The Borrower’s indemnity obligations under this section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting the Borrower’s assets or the Borrower’s business activities. Should any Claim be made or brought against any Indemnified Person by reason of any event as to which the Borrower’s indemnification obligations apply, then, upon any Indemnified Person’s demand, the Borrower, at its sole cost and expense, shall defend such Claim in the Borrower’s name, if necessary, by the attorneys for the Borrower’s insurance carrier (if such Claim is covered by insurance), or otherwise by such attorneys as any Indemnified Person shall approve. Any Indemnified Person may also engage its own attorneys at its reasonable discretion to defend the Indemnified Person and to assist in its defense and the Borrower agrees to pay the fees and disbursements of such attorneys.

WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF BORROWER AND BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO CLAIMS, OBLIGATIONS, DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES), DEMANDS, LIABILITIES, PENALTIES, FINES AND FORFEITURES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PERSON.

7.9	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

7.10	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any documents executed and delivered in connection with the Credit Facilities.

7.11	Conflicting Terms. If this agreement is inconsistent with any provision in any agreement related to the Credit Facilities, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such in consistency.

7.12	Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees incurred in connection with the preparation and execution of this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith.

7.13	Reinstatement. All parties liable on the Notes agree that to the extent any payment is received by the Bank in connection with the Liabilities, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Bank or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then the Notes shall continue to be effective or shall be reinstated, as the case may be, and whether or not the Bank is in possession of the Notes, and, to the extent of such payment or repayment by the Bank, the Liabilities or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

7.14	Severability. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect.

7.15	Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

7.16	Waivers. Any party liable on the Notes waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding anyone else, any collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against any other obligor or guarantor of the Liabilities, or any collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any endorser or other parties’ obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any endorser or other party liable hereunder or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Any party liable on the Notes consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of the Notes. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the party against whom it is being enforced.
8.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

9.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.	JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANKARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address(es) for Notices:		Borrower:

7900 Callaghan Road		U.S. Global Investors, Inc.
San Antonio, TX 78229
Attn:	Catherine Rademacher, CFO	By:	/s/ Frank E. Holmes

Frank E. Holmes, CEO

Printed Name Title

Date Signed: 6/17/05

Address for Notices:		Bank:

1020 NE Loop 410,		JPMorgan Chase Bank, N.A.
San Antonio, TX 78209

Attn:		By:	/s/ John L. Dochendorf II.

John L. Dochendorf II, Vice President

Printed Name Title

Date Signed: 6/17/05